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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:             DONALD V. RHODES
                                             CHAIRMAN, PRESIDENT AND CEO
                                             360/943-1500

                      HERITAGE FINANCIAL CORPORATION AND
                    WASHINGTON INDEPENDENT BANCSHARES, INC.
                             ANNOUNCE AFFILIATION

Olympia, Washington September 28, 1998 Heritage Financial Corp. and Washington Independent Bancshares, Inc. today announced the signing of a definitive agreement to affiliate with each other through a merger. The agreement has been approved by the Boards of Directors of both companies and is subject to approval of shareholders of both companies and appropriate regulatory agencies.

Upon completion, Washington Independent Bancshares's bank subsidiary, Central Valley Bank, N.A., which has five locations in Yakima County in central Washington will become part of the expanding Heritage Financial banking family and will operate as a separate subsidiary of Heritage Financial with its own Board and management. Heritage Financial recently announced a merger agreement with Harbor Bancorp, parent company of The Bank of Grays Harbor which operates five banking offices in Grays Harbor County. The proposed transactions with Harbor Bancorp and Washington Independent Bancshares will bring Heritage Financial's asset size to over $580 million and expand its banking network to 22 offices in the state of Washington. Heritage Financial expects to complete both transactions during the first quarter of 1999.

The proposed transaction with Washington Independent Bancshares is expected to be accounted for as a pooling of interests. The definitive agreement calls for Heritage to issue a total of 1.0 million shares of its common stock for all outstanding shares of Washington Independent Bancshares common stock, plus up to an additional 50,000 shares, depending on Heritage's average stock price shortly before the transaction closes. The transaction is expected to have a positive impact on Heritage Financial's earnings beginning in 1999.

Donald V. Rhodes, Chairman, President and Chief Executive Officer of Heritage Financial, has a long-standing relationship at Washington Independent Bancshares, where he also serves as Chairman, President, and Chief Executive Officer of Washington
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Independent Bancshares and Chairman and Chief Executive officer of Central
Valley Bank. Rhodes stated "The affiliation with Washington Independent Bancshares adds strength to Heritage Financial's growing franchise. Washington Independent Bancshares's offices in Yakima County help us accomplish our goal of growth through acquisition of well managed, profitable commercial banks in good markets. Their style of community banking fits well with ours. They bring a shared commitment to superior customer service."

Michael Broadhead, President of Central Valley Bank, N.A., said, "The affiliation with Heritage Financial will enhance our ability to provide our customers with a wider variety of products and services, including the ability to expand our branch network and lending capacity in Yakima County and in other nearby markets. We look forward to continuing the partnership that has existed between management of the institutions over the past decade." Mr. Broadhead will remain as president of Central Valley Bank, N.A. and will be in charge of operations in central Washington.

Customers of Central Valley Bank, N.A. will continue to be served by the same employees who have helped them in the past and will not need to make any changes to their banking routine.

Heritage Financial Corporation, with assets of approximately $404 million, is the parent of Heritage Savings Bank, Olympia, Washington, which operates ten banking offices in the South Puget Sound area of Washington and North Pacific Bank, Tacoma, Washington, which operates two offices in Tacoma. Washington Independent Bancshares, Inc. has assets in excess of $57 million.

Heritage Financial Corp.'s common stock trades on The Nasdaq Stock Market under the symbol "HFWA."

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including regulatory approvals, completion of the due diligence process, success of acquiring new locations and integrating newly-acquired branches, additional expansion opportunities, the effect of changing economic conditions, product demand, changes in the regulatory environment, and other risk factors detailed in Heritage Financial's Securities and Exchange Commission Filings.